Exhibit 99.1

News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740

Baker Hughes Announces Third Quarter Results

HOUSTON, Texas — October 28, 2004. Baker Hughes Incorporated (BHI — NYSE) announced today that, in accordance with generally accepted accounting principles (GAAP), income from continuing operations for the third quarter of 2004 was $137.3 million or $0.41 per diluted share, compared to a loss from continuing operations of $59.9 million or $0.18 per diluted share for the third quarter of 2003 and income from continuing operations of $116.7 million or $0.35 per diluted share for the second quarter of 2004.

Net income for the third quarter of 2004 was $137.5 million or $0.41 per diluted share compared to a net loss of $98.8 million or $0.29 per diluted share for the third quarter of 2003 and net income of $116.9 million or $0.35 per diluted share for the second quarter of 2004.

Operating profit, which is a non-GAAP measure comprised of income from continuing operations, excluding the impact of certain identified non-operational items, was $137.3 million or $0.41 per diluted share for the third quarter of 2004 compared to $90.2 million or $0.27 per diluted share for the third quarter of 2003 and $116.7 million or $0.35 per diluted share for the second quarter of 2004. There were no non-operational items in the second or third quarters of 2004. The non-operational charges in the third quarter of 2003 related to impairment and restructuring charges related to our 30% minority interest in WesternGeco, our seismic joint venture, impairment of our investment in WesternGeco and the reversal of a restructuring charge recorded in 2000. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP Results and Operating Results in this news release.

Third quarter results include the favorable impact from lowering the company’s tax rate on operating profit from 34.5% to 33% for the 12 months ending December 31, 2004.

Revenue for the third quarter of 2004 was $1,538.1 million, up 16% compared to $1,328.8 million for the third quarter of 2003 and up 3% compared to $1,499.0 million for the second quarter of 2004.

Chad C. Deaton, Baker Hughes’ chairman and chief executive officer, said, “Baker Hughes had a solid third quarter reporting a 16% increase in revenue compared to the same quarter a year ago. Oilfield revenue from outside the United States was at record levels and exceeded $1 billion in a quarter for the first time ever. Oilfield operating profit, excluding Western Geco, increased 27% compared to the same

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quarter a year ago. The $0.41 per share we reported was the company’s best performance since 1998 and was achieved despite significant disruptions of customer activity in the Gulf of Mexico due to hurricanes, in Canada due to unusually wet weather and in Norway due to an oilfield workers strike.”

Commenting on the outlook for the balance of 2004 and 2005, Mr. Deaton continued, “Baker Hughes’s best-in-class product focused divisions are well positioned to grow revenue and earnings in the fourth quarter and into 2005. We expect North American gas-directed drilling to remain strong while oil demand growth and low inventories set the stage for continued increases in spending outside North America. High oil prices are supportive of short term spending increases; however continued high oil prices will have a negative impact on oil demand and ultimately limit spending. With a few notable exceptions the environment we expect to see will support our ongoing efforts of leading pricing improvement. Our company has the technology, the people and the commitment to deliver improved results from both the international and North American markets.”

Sale of Baker Hughes Mining Tools

The company announced on September 14, 2004 that it had completed the sale of Baker Hughes Mining Tools, “BHMT”, part of the Hughes Christensen division, to Atlas Copco North America, Inc. BHMT is a leading manufacturer of rotary drill bits used in the worldwide mining industry with 2003 revenues of approximately $40 million. The company recorded a net after tax gain of approximately $0.5 million on the disposal of BHMT which, as announced on July 28, 2004, was classified as a discontinued operation.

Financial Flexibility

During the third quarter of 2004, debt decreased $190.5 million to $1,121.4 million, and cash increased $59.4 million to $106.8 million. In the third quarter of 2004, the company’s capital expenditures were $77.9 million, depreciation and amortization was $91.5 million and dividend payments were $38.4 million.

In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the third quarter of 2004, the company did not purchase any shares. In total, the company has purchased approximately 8.1 million shares at a cost of $230.5 million and has authorization remaining to purchase up to $44.5 million in stock.

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Financial Information	Three Months Ended
(In millions, except per share amounts)	September 30,		June 30,
UNAUDITED	2004	2003	2004[1]
Revenues	$1,538.1	$1,328.8	$1,499.0

Costs and Expenses:
Cost of revenues	1,103.8	967.8	1,071.1
Selling, general and administrative	229.7	193.9	233.1
Impairment of investment in affiliate	–	45.3	–
Restructuring charge reversal	–	(1.1)	–

Total costs and expenses	1,333.5	1,205.9	1,304.2

Operating income	204.6	122.9	194.8
Equity in income (loss) of affiliates	10.0	(145.9)	3.5
Interest expense	(17.6)	(25.1)	(21.8)
Interest income	0.8	0.6	1.6

Income (loss) from continuing operations before income taxes	197.8	(47.5)	178.1
Income taxes	(60.5)	(12.4)	(61.4)

Income (loss) from continuing operations	137.3	(59.9)	116.7
Discontinued operations:
Income (loss) from operations of BIRD and BHMT	(0.3)	(3.4)	0.2
Gain (loss) on disposal of BIRD	–	(35.5)	–
Gain on disposal of BHMT	0.5	–	–

Income (loss) from discontinued operations, net of tax	0.2	(38.9)	0.2

Net income (loss)	$137.5	$(98.8)	$116.9

Basic earnings per share:
Income (loss) from continuing operations	$0.41	$(0.18)	$0.35
Income (loss) from discontinued operations	–	(0.12)	–

Net income (loss)	$0.41	$(0.30)	$0.35

Diluted earnings per share:
Income (loss) from continuing operations	$0.41	$(0.18)	$0.35
Income (loss) from discontinued operations	–	(0.11)	–

Net income (loss)	$0.41	$(0.29)	$0.35

Shares outstanding, basic	334.1	334.7	333.0
Shares outstanding, diluted	335.9	336.0	334.7
Depreciation and amortization expense	$91.5	$88.8	$91.2
Capital expenditures	$77.9	$96.0	$82.1

[1] Results for the second quarter of 2004 have been restated to reflect the retroactive application of FASB Staff Position No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The impact is an increase in second quarter 2004 income from continuing operations of approximately $0.4 million. There is no impact in any other prior period.

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Financial Information	Nine Months Ended
(In millions, except per share amounts)	September 30,
UNAUDITED	2004[1]	2003
Revenues	$4,424.7	$3,824.4

Costs and Expenses:
Cost of revenues	3,190.1	2,798.6
Selling, general and administrative	675.9	595.7
Impairment of investment in affiliate	–	45.3
Restructuring charge reversal	–	(1.1)

Total costs and expenses	3,866.0	3,438.5

Operating income	558.7	385.9
Equity in income (loss) of affiliates	22.4	(149.9)
Interest expense	(64.7)	(78.1)
Interest income	3.6	3.7

Income from continuing operations before income taxes	520.0	161.6
Income taxes	(171.6)	(89.7)

Income from continuing operations	348.4	71.9
Discontinued operations:
Income (loss) from operations of E&P, BIRD and BHMT	0.6	(5.1)
Gain on disposal of E&P	–	4.1
Loss on disposal of EIMCO	–	(2.5)
Loss on disposal of BIRD	(0.5)	(35.5)
Gain on disposal of BHMT	0.5	–

Income (loss) from discontinued operations, net of tax	0.6	(39.0)

Income before cumulative effect of accounting change	349.0	32.9
Cumulative effect of accounting change, net of tax	–	(5.6)

Net income	$349.0	$27.3

Basic earnings per share:
Income from continuing operations	$1.05	$0.21
Income (loss) from discontinued operations	–	(0.12)
Cumulative effect of accounting change	–	(0.01)

Net income	$1.05	$0.08

Diluted earnings per share:
Income from continuing operations	$1.04	$0.21
Income (loss) from discontinued operations	–	(0.12)
Cumulative effect of accounting change	–	(0.01)

Net income	$1.04	$0.08

Shares outstanding, basic	333.2	335.6
Shares outstanding, diluted	334.9	336.7
Depreciation and amortization expense	$276.0	$257.0
Capital expenditures	$242.3	$270.2

[1] Results for the second quarter of 2004 have been restated to reflect the retroactive application of FASB Staff Position No.106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The impact is an increase in second quarter 2004 income from continuing operations of approximately $0.4 million. There is no impact in any other prior period.

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Calculation of EBIT and EBITDA (non-GAAP measures) 1:

	Three Months Ended
(In millions)	September 30,		June 30,
UNAUDITED	2004	2003	2004
Income (loss) from continuing operations before income taxes	$197.8	$(47.5)	$178.1
Interest expense	17.6	25.1	21.8
Impairment of investment in affiliate	–	45.3	–
Restructuring charge reversal	–	(1.1)	–
Impairment and restructuring charges recorded in equity in income of affiliates	–	135.7	–

Earnings before interest expense and taxes (EBIT)	215.4	157.5	199.9
Total depreciation and amortization expense	91.5	88.8	91.2

Earnings before interest expense, taxes, depreciation And amortization (EBITDA)	$306.9	$246.3	$291.1

	Nine Months Ended
(In millions)	September 30,
UNAUDITED	2004	2003
Income from continuing operations before income taxes	$520.0	$161.6
Interest expense	64.7	78.1
Impairment of investment in affiliate	–	45.3
Restructuring charge reversal	–	(1.1)
Impairment and restructuring charges recorded in equity in income of affiliates	–	135.7

Earnings before interest expense and taxes (EBIT)	584.7	419.6
Total depreciation and amortization expense	276.0	257.0

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$860.7	$676.6

[1] EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

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Consolidated Condensed Balance Sheets

	UNAUDITED	AUDITED
	September 30,	December 31,
(In millions)	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$106.8	$98.4
Accounts receivable, net	1,259.0	1,141.8
Inventories	1,045.9	1,013.4
Deferred income taxes	150.2	170.8
Other current assets	37.7	58.1
Assets of discontinued operations	–	48.7

Total current assets	2,599.6	2,531.2

Investments in affiliates	685.2	691.3
Property, net	1,333.2	1,395.1
Goodwill	1,245.1	1,239.4
Intangible assets, net	153.0	163.4
Other assets	291.5	281.8

Total assets	$6,307.6	$6,302.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$420.6	$386.4
Short-term borrowings and current portion of long-term debt	24.1	351.4
Accrued employee compensation	301.8	277.8
Other accrued liabilities	307.8	279.3
Liabilities of discontinued operations	–	29.5

Total current liabilities	1,054.3	1,324.4

Long-term debt	1,097.3	1,133.0
Pensions and postretirement benefit obligations	306.4	311.1
Other liabilities	190.0	183.3
Stockholders’ equity:
Common stock	335.1	332.0
Capital in excess of par value	3,075.7	2,998.6
Retained earnings	405.0	170.9
Accumulated other comprehensive loss	(156.2)	(151.1)

Total stockholders’ equity	3,659.6	3,350.4

Total liabilities and stockholders’ equity	$6,307.6	$6,302.2

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Reconciliation of GAAP Results and Operating Results

The following table reconciles GAAP and operating results referenced in this news release. There were no non-operational items in the second or third quarters of 2004. Reconciliation of other prior periods can be found on the company’s website at www.bakerhughes.com/investor.

Reconciliation of GAAP Results and Operating Results
(for the three months ended September 30, 2003)

		Profit		Profit
		(Loss)		(Loss)
UNAUDITED	Recorded	Before		After	Diluted Earnings
(in millions except earnings per share)	As	Tax	Tax	Tax	Per Share
Loss from continuing operations (GAAP)		$(47.5)	$(12.4)	$(59.9)	$(0.18)
Non-operational items:
30% share of WesternGeco’s impairment and restructuring charge	Equity in income
	(loss) of
	affiliates	135.7	(29.8)	105.9	0.31
Impairment of investment in WesternGeco	Impairment of
	investment in
	affiliate	45.3	–	45.3	0.14
Restructuring charge reversal	Restructuring
	charge reversal	(1.1)	–	(1.1)	(0.00)

Operating profit, excluding impact of Non-operational items		$132.4	$(42.2)	$90.2	$0.27

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Operational Highlights

Operational highlights for the three months ended September 30, 2004, September 30, 2003 and June 30, 2004 are detailed below. WesternGeco is our seismic joint venture with Schlumberger Limited. All results are unaudited and shown in millions.

Comparison of Quarters — Year over Year
(for the three months ended September 30, 2004 and 2003)

	Revenue		Operating Profit[1] Before Tax
	Q3 2004	Q3 2003	Q3 2004	Q3 2003
Oilfield Operations, excluding
WesternGeco	$1,537.1	$1,328.8	$259.0	$204.7
WesternGeco	–	–	9.1	(11.4)

Oilfield Operations	1,537.1	1,328.8	268.1	193.3
Corporate, net interest and other	1.0	–	(70.3)	(60.9)

Total (excluding non-operational items)	1,538.1	1,328.8	197.8	132.4
Non-operational items[1]	–	–	–	(179.9)

Total	$1,538.1	$1,328.8	$197.8	$(47.5)

Comparison of Quarters — Sequential
(for the three months ended September 30, 2004 and June 30, 2004)

	Revenue		Operating Profit[1] Before Tax
	Q3 2004	Q2 2004	Q3 2004	Q2 2004
Oilfield Operations, excluding
WesternGeco	$1,537.1	$1,497.9	$259.0	$248.1
WesternGeco	–	–	9.1	3.8

Oilfield Operations	1,537.1	1,497.9	268.1	251.9
Corporate, net interest and other	1.0	1.1	(70.3)	(73.8)

Total	$1,538.1	$1,499.0	$197.8	$178.1

[1] Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain non-operational items. The company did not have any such non-operational items for exclusion in the third and second quarters of 2004. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

Oilfield Operations

Unless otherwise noted, all comments in this section refer to our Oilfield Operations, excluding WesternGeco. In July 2004, the company announced that it had formed a separate division, Baker Hughes Drilling Fluids, comprised of the oilfield drilling fluids, completion fluids and fluids environmental services businesses that were formerly part of INTEQ. All references to “INTEQ” in this news release refer to drilling and evaluation product lines that now comprise INTEQ unless explicitly specified otherwise.

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The following table details the percentage change in revenue in the September 2004 quarter compared to the September 2003 quarter and June 2004 quarter.

Comparison of Revenue
(for the three months ended September 30, 2004 compared to the three months ended)
UNAUDITED

Product Line	September 30, 2003	June 30, 2004
Baker Atlas	6%	8%
Baker Oil Tools	15%	–
Baker Petrolite	20%	2%
Centrilift	18%	-8%
Drilling Fluids	13%	-4%
Hughes Christensen	15%	8%
INTEQ	21%	12%

Geography	September 30, 2003	June 30, 2004
Eastern Hemisphere	18%	-1%
North America	12%	5%
Western Hemisphere	14%	6%

Revenue for the third quarter of 2004 increased 16% compared to the third quarter of 2003 and increased 3% compared to the second quarter of 2004. Product line results were negatively impacted by the hurricanes in the Gulf of Mexico, unusually wet weather in Canada and the Norwegian oil workers strike. Continued strong US land drilling activity and strength in the international markets partially or completely offset the impact of these three events. At INTEQ, strong results for US land and international markets and higher lost-in-hole revenue more than offset sequential declines in the Gulf of Mexico and Norway. Baker Hughes Drilling Fluids, which completed its first quarter of operation as a separate division, reported a sequential revenue decline primarily as a result of a one-time sale of specialty fluids in the second quarter which did not recur in the third quarter. Increased revenue from the US land region, Mexico, Venezuela and China and an open hole fishing job in Russia’s Sakhalin Island positively offset hurricane-related delays resulting in a record revenue quarter at Baker Oil Tools. Hughes Christensen reported record revenue driven by a continued strong market response to its Genesis XT diamond drill bits. Centrilift reported improved revenue compared to the same quarter a year ago, however, sequential comparisons were impacted by unusually strong export-driven shipments in the second quarter of 2004 and reduced activity in Venezuela. Baker Petrolite reported record revenues for the third quarter as a result of improved revenue from Latin America, Africa, Asia and Europe positively offsetting modest sequential declines in revenues from the United States and the Middle East. Baker Atlas reported record revenues as a result of US land and Eastern Hemisphere revenue growth and a large export order to China, which offset weak activity in the North Sea and the negative impact of the Gulf of Mexico hurricanes.

The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenue, was 16.8% for the third quarter of 2004 compared to 15.4% for the third quarter a year ago and 16.6% in the second quarter of 2004. Every division except Baker Hughes Drilling Fluids had double-digit operating margins in the third quarter. Baker Atlas, INTEQ (drilling and evaluation and drilling fluids combined), Hughes Christensen, Baker Oil Tools, and Baker Petrolite all reported improved margins compared to the same quarter last year. Baker Atlas, INTEQ, Baker Hughes Drilling Fluids, and Hughes

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Christensen reported improved margins compared to the second quarter of 2004. Profit margins at Centrilift declined modestly compared to both the third quarter of 2003 and the second quarter of 2004 due to degradation in the pricing environment in certain geographic areas as competitors with excess capacity discounted prices to fill their order books.

Operating profits matched all-time records at Baker Atlas and Hughes Christensen, and exceeded all-time records at INTEQ (drilling and evaluation and drilling fluids combined). At Baker Oil Tools operating profits declined sequentially as pricing improvement was offset by higher personnel and infrastructure costs primarily in Asia.

Corporate, Net Interest and Other

Corporate, net interest and other expenses were $70.3 million in the September 2004 quarter, up $9.4 million from the September 2003 quarter and down $3.5 million from the June 2004 quarter. The increase in the September 2004 quarter compared to the September 2003 quarter was primarily from increased costs associated with our focus on compliance, including our Sarbanes-Oxley implementation efforts, legal investigations, and increased staffing in our legal, compliance, and audit groups; higher annual employee bonus expense and costs related to retained assets and liabilities from the Baker Process segment. This was offset partially by reduced net interest expense as a result of lower debt levels. The decrease in the September 2004 quarter compared to the June 2004 quarter was primarily from reduced net interest expense as a result of lower debt levels.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture or other transaction that could occur in the future. Statements regarding WesternGeco are based on information provided by WesternGeco and, therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed under “Forward-Looking Statements” in this news release.

•	Revenue in the fourth quarter 2004 is expected to be up 11% to 13% compared to the fourth quarter 2003 and to be up 3% to 5% compared to the third quarter 2004. Revenue guidance for the fourth quarter of 2004 includes approximately $25 million in intellectual property license fees which are not expected to recur.

•	WesternGeco is expected to contribute $5 to $8 million for the fourth quarter 2004.

•	Corporate and other expenses, excluding interest expense, are expected to be approximately $56 to $60 million in the fourth quarter 2004.

•	Net interest expense is expected to be between $13 to $17 million in the fourth quarter 2004.

•	Income from continuing operations per diluted share is expected to be between $1.48 and $1.51 for the year 2004. Income from continuing operations per diluted share is expected to be between $0.44 and $0.47 in the fourth quarter 2004. Income from continuing operations per

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diluted share for the fourth quarter and the year includes approximately $0.03 from the net impact of the intellectual property license fees which are not expected to recur.

•	Capital spending is expected to be between $330 and $350 million for the year 2004.

•	Depreciation and amortization expense is expected to be between $365 and $375 million for the year 2004.

•	The tax rate on operating results for the year 2004 is expected to be approximately 33.0%.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “will,” and similar expressions are intended to identify forward-looking statements. The Company assumes no responsibility to update any of the information referenced in this news release.

General Outlook – Oilfield Operations: Baker Hughes’ expectation regarding its outlook for its oilfield businesses (including, without limitation, the company’s oilfield operations), changes in profitability and growth in those businesses and the oil and gas industry are only its forecasts regarding these matters. These forecasts may be substantially different from actual results, which are affected by the following factors: the level of petroleum industry exploration and production expenditures; drilling rig and oil and gas industry manpower and equipment availability; the company’s ability to implement and effect price increases for its products and services; the company’s ability to control its costs; the rising costs and availability of sufficient manufacturing capacity and subcontracting capacity at forecasted costs to meet the company’s revenue goals; the effect of competition, particularly the ability of the company to introduce new technology on its forecasted schedule and at its forecasted cost; the ability of the company’s competitors to capture market share; the company’s ability to retain or increase its market share; potential impairment of long-lived assets; world economic conditions; the price of, and the demand for, crude oil and natural gas; drilling activity; seasonal and other weather conditions that affect the demand for energy, and severe weather conditions, such as hurricanes, that affect exploration and production activities; the legislative and regulatory environment in the United States and other countries in which the company operates; outcome of government and internal investigations and legal proceedings; receipt of license fees; changes in environmental regulations; unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where the company has been named as a potentially responsible party; the discovery of new environmental remediation sites; the discharge of hazardous materials or hydrocarbons into the environment; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas; war, military action or extended period of international conflict, particularly involving the United States, Middle East or other major petroleum-producing or consuming regions; any future acts of war, armed conflicts or terrorist activities; civil unrest or in-country security concerns where the company operates; expropriation; the development of technology by Baker Hughes or its competitors that lowers overall finding and development costs; new laws and regulations that could have a significant impact on the future operations and conduct of all businesses; the effect of the level and sources of our profitability on our tax rate; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by

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various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits; labor-related actions, including strikes, slowdowns and facility occupations; the condition of the capital and equity markets in general; adverse foreign exchange fluctuations and adverse changes in the capital markets in international locations where the company operates; and the timing of any of the foregoing and other factors described in the Company’s public reports filed with the Securities and Exchange Commission. The Company assumes no responsibility to update any of the information referenced in this news release.

Capital Spending/Depreciation and Amortization: Baker Hughes’ expectations regarding its level of capital expenditures and depreciation and amortization expense are only its forecasts regarding these matters. In addition to the factors described in the previous paragraph, these forecasts may be substantially different from actual results, which are affected by the following factors: the accuracy of our estimates regarding our spending requirements; regulatory, legal and contractual impediments to spending reduction measures; the occurrence of any unanticipated acquisition or research and development opportunities; changes in our strategic direction; and the need to replace any unanticipated losses in capital assets. Actual depreciation and amortization expense could be impacted by an unexpected increase in our assets that are subject to depreciation or amortization or an unexpected casualty, impairment or other loss in those assets.

Pricing Changes: Baker Hughes’ expectations regarding pricing changes for its products and services are only its forecast regarding pricing. Actual pricing changes could be substantially different from the company’s expectations, which are affected by many of the factors listed above in “General Outlook – Oilfield Operations,” as well as existing legal and contractual commitments to which the company is subject.

Conference Call

The company has scheduled a conference call today to discuss the results of this earnings announcement. The call will begin at 8:30 A.M. Eastern time, 7:30 A.M. Central time, on Thursday, October 28, 2004. To access the call, which is open to the public, please contact the conference call operator at 800-374-2469 or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Thursday, November 11, 2004. The number for the replay is 706-645-9291 and the access code is 1076826. The call and replay will also be webcast on www.bakerhughes.com/investor.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

****
NOT INTENDED FOR BENEFICIAL HOLDERS

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